UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 29, 2008

IMMUNOSYN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	005-82677	20-5322896
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4225 Executive Square, Suite 260 La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (888) 853-3663

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Investor Presentation

Below is a copy of the press release dated, February 26, 2008, and photos relating to the results of the first phase of a formal “Proof of Concept Trial” for the biopharmaceutical SF-1019 in Europe for treatment of Diabetic Ulcers.

IMMUNOSYN RELEASES WOUND HEALING PHOTOGRAPHS
FROM THE FIRST PHASE “PROOF OF CONCEPT TRIAL” IN EUROPE
FOR TREATMENT OF DIABETIC ULCERS WITH BIOPHARMECEUTICAL SF-1019

February 26, 2008

LA JOLLA, Calif., Feb. 26, 2008 /PRNewswire-FirstCall/ -- Immunosyn Corporation (OTC Bulletin Board: IMYN) received permission from Argyll Biotechnologies, LLC to release before and after wound healing photographs resulting from subcutaneous injections of the biopharmaceutical SF-1019 from the first phase of a formal "Proof of Concept Trial" which has been successfully completed in Europe for treatment of Diabetic Ulcers with SF-1019.

The primary purpose of the “Proof of Concept Trial” is to further evaluate the safety and efficacy of SF-1019 in the treatment of Diabetic Ulceration and its effect on Diabetic Polyneuropathy in Type 1 Diabetes Mellitus by both subcutaneous injection and by topical application. The first phase, which is now complete, involved an extremely small cohort of patients.

“Seldom is it possible to demonstrate the efficacy of a biopharmaceutical such as SF-1019 in a media that people can actually see,” said Stephen D. Ferrone, President and CEO of Immunosyn.“Photographic evidence such as this is indeed significant.”

The images seen below as well as additional images are also available for viewing at www.immunosyn.com/du-beforeandafter.html. A specialized grid referenced Polaroid camera was used for photographic documentation in order to prevent digital manipulation and to substantiate authenticity of the images.

“This first very important phase in the development of SF-1019, which was undertaken at a European venue by Argyll Biotechnologies, has indicated that SF-1019 promotes wound healing and almost certainly induces growth factors. When systemically delivered (subcutaneously), SF-1019 has shown the resolution of long standing chronic lesions which is very impressive,” stated Professor Angus Dalgleish, MBBS, BSc, MD, FRCP, RACP, FRCPath, FMedSci, Chief Scientist and Consultant Medical Officer for Argyll Biotechnologies, LLC. Professor Dalgleish is also a member of Immunosyn’s Scientific Advisory Board.

“Because of the positive results, which both the independent clinical team and I have observed during the first phase of the "Proof of Concept Trial" and with the absence of any adverse side effects, the trial will go forward to the next phase and will be expanded to cover a wider group of patients,” advised Clinical Director for Argyll Biotechnologies, David Maizels, MD, MSc, MRCS, LRCP.

It is expected that the next phase will be completed during the first half of 2008 and if successful larger-scale independently-managed formal Clinical Trials, leading to a licensed product in Europe, will take place shortly thereafter at a world-renowned specialist wound healing clinic.

According to the International Diabetes Federation (IDF), globally, an approximated 246 million people have Diabetes Mellitus, of which one in six will develop a diabetic foot ulcer. Also according to IDF, extensive epidemiological surveys indicate that between 40% and 70% of all lower extremity amputations are related to diabetes and that every 30 seconds a leg is lost to diabetes somewhere in the world.

Argyll Biotechnologies, LLC is Immunosyn’s strategic partner and largest shareholder, as well as the developer and licensor of SF-1019 for which Immunosyn has been granted the world-wide rights to market, sell and distribute under an exclusive license agreement.

Item 9.01 Exhibits

99.1	Additional Wound Healing Photographs of the First Phase. “Proof of Concept” in Europe For Treatment of Diabetic Ulcers with 1.5ML Subcutaneous Injections of the Biopharmaceutical SF-1019.

PRE-TREATMENT WOUND - As Treatment Commenced on November 22, 2007:

R
22-11
2007
R

WOUND AFTER FIVE TREATMENTS - January 9, 2008:

R
01.08

WOUND AS OF - February 8, 2008:

08.02
2008
R

About Immunosyn Corporation

La Jolla, CA-headquartered Immunosyn Corporation (IMYN.OTC.BB) plans to market and distribute life enhancing therapeutics. Currently, the company has exclusive worldwide rights from its largest shareholder, Argyll Biotechnologies, LLC, to market, sell and distribute SF-1019, a compound that was developed from extensive research into Biological Response Modifiers (BRMs). Argyll Biotechnologies, LLC has initiated the process for regulatory approval of SF-1019 in several countries and preparations for clinical trials are underway in both the US and Europe. Research suggests that SF-1019 has the potential to affect a number of clinical conditions including complications from Diabetic Mellitus such as Diabetic Neuropathy (DN) and diabetic ulcers (DU), auto-immune disorders such as Multiple Sclerosis (MS) and neurological disorders such as Chronic Inflammatory Demyelinating Polyneuropathy (CIDP) and Reflex Sympathetic Dystrophy Syndrome (RSD or RSDS). (For more information on Immunosyn and SF-1019 go to http://www.immunosyn.com)

The above news release contains forward-looking statements. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements. For additional information, please consult the Company's most recent public filings and Annual Report on Form 10-K for its most recent fiscal year. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOSYN CORPORATION

Date: March 6, 2008	By:	/s/ Stephen D. Ferrone
Stephen D. Ferrone,
President